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Exhibit 5.4

CAMPANA, VIEH & LOEB, PLC LETTERHEAD
ATTORNEYS AT LAW

RICHARD V. CAMPANA, PLC	4422 NORTH CIVIC CENTER PLAZA, SUITE 101
JAMES E. VIEH, PLC	SCOTTSDALE, ARIZONA 85251-3523
DONALD O. LOEB, PLC	PHONE (480) 707-5000
FAX (480) 707-5005 rcampana@scottslaw.com

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Dr.
Chicago, Illinois 60601

    RE:
    Alderwoods Group, Inc. Exchange Offering of 144A Senior Notes

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Arizona), Inc., and Phoenix Memorial Park Association, each an Arizona corporation (collectively, the "Covered Guarantors"), in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012, which the Company on August 19, 2004, issued as 144A Notes (the "144A Notes") under the Indenture, dated August 19, 2004 among the Company, the guarantors listed on Schedule I thereto (including the Covered Guarantors) and Wells Fargo Bank, N.A. (the "Indenture"). As part of the issuance of the 144A Notes, the Company executed a registration rights agreement pursuant to which it is required to conduct an exchange offer to exchange all of the outstanding 144A Notes for an equal principal amount of notes that are registered under the Securities Act of 1933 (the "Exchange Notes"). This opinion is furnished to you in connection with the registration and issuance of the Exchange Notes and the related guarantee of the Exchange Notes (the "Exchange Guarantees").

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  Each of the Covered Guarantors is a corporation and validly existing as a corporation in good standing under the laws of the State of Arizona.

  2.
  As of the date of the Indenture, each of the Covered Guarantors has the corporate power and authority to enter into, and as the date hereof, each of the Covered Guarantors has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of the Indenture by each of the Covered Guarantors (i) has been authorized by all necessary corporate action by such Covered Guarantor, and (ii) does not contravene any provision of the constituent documents of such Covered Guarantors.

  4.
  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each of the Covered Guarantors will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

Very truly yours,
CAMPANA, VIEH & LOEB, PLC
By:	/s/ RICHARD V. CAMPANA

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  Exhibit 5.4
CAMPANA, VIEH & LOEB, PLC LETTERHEAD ATTORNEYS AT LAW